1??? ? ? ? ? ? ?? ??? ? ? ? ? ? Guggenheim ETF Sale and Proxy FAQs On September 28, 2017, Guggenheim Capital, LLC entered into an agreement to sell its exchange traded funds business to Invesco Ltd., a leading independent global investment management company. In order to facilitate the transaction and transition of the Guggenheim ETFs to Invesco, each fund will be reorganized into a corresponding newly-created exchange traded fund of the PowerShares by Invesco family of funds. Each fund reorganization has been approved by its Board of Trustees and requires approval by shareholders. Fund shareholders of record as of December 20, 2017 will be asked to vote on the proposed reorganizations at the joint special meeting of shareholders to be held on February 16, 2018. If approved by shareholders, each reorganization is expected to close shortly after the joint special meeting of shareholders. However, the closing of Guggenheim's sale of the ETF business is subject to various terms and conditions and, therefore, may be delayed or even terminated due to unforeseen circumstances (in which case the reorganization may be delayed or terminated as well). Most shareholders will receive a proxy ballot to vote on the proposed reorganization and transition of the Guggenheim ETFs to Invesco PowerShares. Our goal is to ensure that the proxy voting process proceeds smoothly and without disruption to you. We encourage you to vote your ETF shares FOR the Agreement and Plan of Reorganization. If you have any questions regarding voting the proxy, call AST Fund Solutions at 888 626 0988. What communication will shareholders receive regarding the transaction? All shareholders, with the exception of owners of CurrencyShares®, will receive a proxy statement, a proxy ballot, and a business reply envelope (for returning the ballot by mail) to vote on the proposed reorganization and transition of the Guggenheim ETFs to Invesco PowerShares. CurrencyShares® are not being reorganized, and therefore are not seeking shareholder approval and will be directly transitioned to Invesco. What is the proxy process? Shareholder approval is required for each ETF in order for it to be reorganized and transitioned to Invesco PowerShares. Fund shareholders of record as of December 20, 2017 will be asked to vote on the proposed reorganizations at the joint special meeting of the shareholders held on February 16, 2018. If approved by shareholders, each reorganization is expected to close shortly after the joint special meeting of shareholders, or any adjournments thereto. What is the proxy schedule and how may shareholders cast their votes? Our goal is to ensure that the proxy voting process proceeds smoothly and without disruption to shareholders. The schedule for the proxy voting for all Guggenheim ETFs, with the exception of the CurrencyShares®, is as follows: Frequently Asked Questions Guggenheim ETF Sale and Proxy Important Dates 12.20.2017 Record Date 01.09.2018 Anticipated mailing of proxy materials to shareholders of record as of 12.20.2017 02.16.2018 Special Meeting of Shareholders (58 days from record date) Shareholders may cast their vote in one of three ways 1) by MAIL, 2) by PHONE, or 3) via the INTERNET. Voting Options Touch-tone Phone: Call 800 690 6903. Shareholders will need their proxy control number found on the top right of their proxy card. Internet: Go to proxyvote.com. Shareholders will need their proxy control number found on the top right of their proxy card. Mail: Shareholders may mail their proxy ballot back in the business reply envelope provided.

Will I get phone calls to vote my proxy?

Beginning on January 17, our proxy solicitor, AST Fund Solutions, will follow-up with shareholders who have not yet voted their shares. Thus, please be aware that you may receive a telephone call to ensure you have received proxy material, to answer any questions you may have, and to solicit a proxy vote.

Is there any action needed by shareholders to maintain ownership of their Guggenheim ETF shares through the transaction?

No. Shareholders do not need to take any action to maintain their ownership of the Guggenheim ETFs.

Are all Guggenheim ETPs transitioning to Invesco PowerShares?

Yes. The entire Guggenheim ETP line-up consisting of 76 exchange traded products, including our actively managed fixed-income ETFs (GSY and GTO), equal weight, BulletShares and CurrencyShares® exchange traded products will transition to Invesco PowerShares. We believe that our ETP clients will be well served by Invesco's larger scale, substantial dedicated ETF resources, and comprehensive range of capabilities.

Prior to the close of the sale, will there be any changes?

It is important to note that nothing that would be expected to affect the investor's experience will change over the coming months. Investors can expect to receive the same excellent level of support and service that they have come to expect from Guggenheim. ETF product names, tickers, CUSIPs, and investment objectives will be unchanged prior to the sale. All index-based ETFs will continue to seek to track their benchmarks, minus fees and expenses.

What will happen to the Guggenheim ETFs after the close?

Invesco and Guggenheim are striving to make the transaction as seamless as possible to shareholders. ETF investment objectives and tickers are expected to remain the same. All index-based ETFs will continue to seek to track their benchmarks, minus fees and expenses. CUSIP numbers will change and ETF names are expected to transition to an Invesco-branded name post transaction. Guggenheim believes that our ETF clients will be well served by Invesco's larger scale, substantial dedicated ETF resources, and comprehensive range of capabilities.

How will the actively managed fixed-income ETFs—GTO and GSY—be affected?

Prior to the sale, Guggenheim actively managed fixed-income ETFs will continue to be managed by Guggenheim. At the transaction close, all Guggenheim ETFs, including our actively managed fixed-income ETFs, will be transitioned to Invesco. Shareholders of GSY and GTO may continue to seek the benefits from Guggenheim's award-winning fixed income capabilities through the close of the transaction and to take the time to evaluate Invesco's very capable fixed-income capabilities after the transaction's close.

After the close of the transaction, management of GSY and GTO will transition as indicated below:

Ticker	Prior to Transaction Close	After Transaction Close
GSY	**Guggenheim Ultra Short Duration ETF** B. Scott Minerd, Anne Walsh, CFA, James W. Michael, Steven H. Brown, CFA and Kris L. Dorr	**PowerShares Ultra Short Duration Portfolio** Laurie F. Brignac, Joseph S. Madrid, CFA, and Marques Mercier
GTO	**Guggenheim Total Return Bond ETF** B. Scott Minerd, Anne Walsh, CFA, James W. Michal and Steven H. Brown, CFA	**PowerShares Total Return Bond Portfolio** Michael Hyman, Chuck Burge and Matt Brill, CFA

This information is subject to change at any time, based on market and other conditions. All discussion of the funds strategies mentioned must be accurate, fair and balanced, including the risks relative to the funds discussed. Please see the proxy statement/prospectus for a full discussion of the applicable risks.

Read a fund's prospectus and summary prospectus (if available) carefully before investing. It contains the fund's investment objectives, risks, charges, expenses and other information, which should be considered carefully before investing. Obtain a prospectus and summary prospectus (if available) at GuggenheimInvestments.com or call 800.820.0888.

Guggenheim Investments represents the investment management businesses of Guggenheim Partners, LLC ("Guggenheim"). **Securities offered through Guggenheim Funds Distributors, LLC.** Guggenheim Funds Distributors, LLC is affiliated with Guggenheim Partners, LLC.

FAQ-ETFSALERET-1217 x0418 #31947

Guggenheim Investments Guggenheim ETF Sale and Proxy FAQs 2